Exhibit 99.3 DeAnne Gabel Director - Investor Relations

Investor Update	Issue Date: October 21, 2009

This investor update provides information on Continental's guidance for the fourth quarter and full year, as well as certain historical information pertaining to the third quarter of 2009.

Advanced Booked Seat Factor (Percentage of Available Seats that are Sold)

Compared to the same period last year, for the next six weeks, mainline domestic advanced booked seat factor is running flat to 1 point higher, mainline Latin advanced booked seat factor is running flat to 1 point higher, Transatlantic advanced booked seat factor is running 4 - 5 points higher, Pacific advanced booked seat factor is currently about flat, and regional advanced booked seat factor is running flat to 1 point higher.

For the fourth quarter of 2009, the Company expects both its consolidated and mainline load factors to be up approximately 2.9 points year-over-year (“yoy”) compared to the same period in 2008.

Unrestricted Cash, Cash Equivalents and Short Term Investments Balance
Continental anticipates ending the fourth quarter of 2009 with an unrestricted cash, cash equivalents and short-term investments balance of approximately $2.4 billion.

Cargo, Mail, and Other Revenue
The Company's Cargo, Mail, and Other Revenue for the fourth quarter of 2009 is expected to be between $345 and $355 million.

Third Quarter 2009 Domestic Performance on a Hub by Hub Basis
Continental’s third quarter 2009 consolidated domestic capacity at its New York Liberty hub was down 6.8%, with traffic down 2.9%, resulting in a load factor increase of 3.5 pts compared to the third quarter of 2008.  Third quarter 2009 Transcon capacity, which is a subset of New York Liberty capacity, was up 0.1% while traffic was up 2.6%, resulting in a load factor increase of 2.3 pts compared to the same period in 2008.  Third quarter 2009 consolidated domestic capacity at its Houston hub was down 3.1%, with traffic up 2.3%, resulting in a load factor increase of 4.6 pts compared to the third quarter of 2008.  Consolidated domestic capacity at its Cleveland hub for the third quarter 2009 was down 21.3%, with traffic down 16.1%, resulting in a third quarter load factor increase of 5.3 pts, compared to the same period in 2008.

2009 Estimate
Available Seat Miles (ASMs)	Year-over-Year % Change
4th Qtr.
Mainline
Domestic	0.5%
Latin America	4.7%
Transatlantic	(11.4%)
Pacific	16.1%
Total Mainline	(0.7%)

Regional	(1.6%)

Consolidated
Domestic	0.1%
International	(1.9%)
Total Consolidated	(0.8%)

For the full year 2010, Continental expects its consolidated capacity to be up 1.5% to 2.5% yoy.  The Company expects its mainline capacity to be up 2% to 3% yoy, with its mainline domestic capacity about flat yoy and its mainline international capacity up 5% to 6% yoy.  The international increase is primarily due to the run-rate of international routes added in 2009 and the restoration of the Company's full schedule to Mexico following its capacity pulldown earlier this year related to H1N1.

Load Factor	4th Qtr. 2009 (E)
Domestic	84%	-	85%
Latin America	81%	-	82%
Transatlantic	80%	-	81%
Pacific	73%	-	74%
Total Mainline	82%	-	83%

Regional	77%	-	78%

Consolidated	81%	-	82%

Continental's month-to-date consolidated load factor is updated daily and can be found on continental.com on the Investor Relations page under the About Continental menu.

CASM Mainline Operating Statistics	2009 Estimate (cents)
	4th Qtr.
CASM	10.99	-	11.04
Special Items per ASM	0.00
CASM Less Special Items (a)	10.99	-	11.04
Aircraft Fuel & Related Taxes per ASM	(2.94)
CASM Less Special Items and Aircraft Fuel & Related Taxes (b)	8.05	-	8.10

CASM Consolidated Operating Statistics

CASM	11.89	-	11.94
Special Items per ASM	0.00
CASM Less Special Items (a)	11.89	-	11.94
Aircraft Fuel & Related Taxes per ASM	(3.16)
CASM Less Special Items and Aircraft Fuel & Related Taxes (b)	8.73	-	8.78
 (a) Cost per available seat mile less special items is computed by dividing operating expenses excluding special items by available seat miles. These financial measures provide management and investors the ability to measure and monitor Continental's performance on a consistent basis.
(b) Cost per available seat mile less special items, aircraft fuel and related taxes is computed by multiplying fuel price per gallon, including fuel taxes, by fuel gallons consumed and subtracting that amount from operating expenses excluding special items, then dividing by available seat miles.  This statistic provides management and investors the ability to measure and monitor Continental's cost performance absent special items and fuel price volatility.  Both the cost and availability of fuel are subject to many economic and political factors beyond Continental's control.

Variable Compensation
Continental has granted profit based restricted stock unit ("RSU") awards pursuant to its Long-Term Incentive and RSU Program.  Expense for these awards is recognized ratably over the required service period, with changes in the price of the Company's common stock and the payment percentage (which is tied to varying levels of cumulative profit sharing) resulting in a corresponding increase or decrease in "Wages, Salaries, and Related Costs" in the Company's consolidated statements of operations.  The closing stock price of $16.44 on September 30, 2009 was used in estimating the expense impact of the awards for the Company's 2009 cost estimates included herein.  Based on the Company's current assumptions regarding payment percentages and the cumulative profit sharing targets to be achieved pursuant to the awards, the Company estimates that a $1 increase or decrease in the price of its common stock from September 30, 2009 will result in an increase or decrease of approximately $1 million in Wages, Salaries, and Related Costs attributable to the awards to be recognized in the fourth quarter 2009.  For more information regarding these awards, including performance periods and how the Company accrues for the awards, see the Company's 2008 Form 10-K.

Fuel Requirements (Gallons)
4th Qtr.
Mainline	335 million
Regional	71 million

Consolidated Fuel Price per Gallon (including fuel taxes and	$2.04
impact of hedges)

Fuel Hedges - As of October 16, 2009
As of October 16, 2009, the Company's projected consolidated fuel requirements were hedged as follows:

	Maximum Price		Minimum Price
	% of Expected Consumption	Weighted Average Price (per gallon)	% of Expected Consumption	Weighted Average Price (per gallon)
Fourth Quarter 2009
WTI crude oil swaps	5%	$1.36	5%	$1.36
Gulf Coast jet fuel swaps	15%	$1.83	15%	$1.83
Total	20%		20%
First Quarter 2010
Gulf Coast jet fuel swaps	5%	$1.94	5%	$1.94
WTI crude oil swaps	1%	$1.62	1%	$1.62
WTI crude call options	1%	$1.88	n/a
Total	7%		6%

Selected Expense Amounts (Consolidated Expense)	2009 Estimate Amounts (millions)
4th Qtr
Aircraft Rent	$229
Depreciation & Amortization	$124
Net Interest Expense*	$82
*Net Interest Expense includes interest expense, capitalized interest and interest income.

Pension Expense and Contributions
During the first nine months of 2009, the Company contributed $140 million to its tax-qualified defined benefit pension plans.  On October 9, 2009, Continental contributed an additional $36 million to the plans, and has satisfied its minimum funding requirements during calendar year 2009.

Continental estimates that its non-cash pension expense will be approximately $250 million for 2009.

Continental Airlines, Inc. Tax Computation
The Company's ability to record a tax benefit on net losses is limited by its net deferred tax position.  The Company previously recorded the maximum available deferred tax benefit permitted by its prior net deferred tax liability position.  Subsequent losses will generally not be benefitted until the Company re-establishes a net deferred tax liability.  Subsequent pretax income, when considered along with subsequent other comprehensive income, will generally not carry tax expense until the Company exhausts its beginning unbenefitted net deferred tax assets via release of valuation allowance.

Debt and Capital Leases
Scheduled debt and capital lease payments for the full year 2009 are estimated to total $604 million, with $98 million, $71 million, and $373 million paid in the first, second, and third quarters, respectively, and approximately $62 million to be paid in the fourth quarter of 2009.

Cash Capital Expenditures ($Millions)	2009 Estimate
Fleet Related	$260	*
Non-Fleet	120
Rotable Parts & Capitalized Interest	53
Total	$433
Net Purchase Deposits Paid/(Refunded)	(33)_
Total Cash Capital Expenditures	$400

*Includes lease termination payments on 737-500 aircraft Continental temporarily took ownership of just prior to completing the sale of these aircraft to a third party.

EPS Estimated Share Count
Share count estimates for calculating basic and diluted earnings per share at different income levels are as follows:

Fourth Quarter 2009 (Millions)
Quarterly	Number of Shares		Interest addback (net of applicable profit
Earnings Level	Basic	Diluted	sharing and income taxes impact)
Over $132	138	153	$9
Between $88 - $132	138	148	$5
Under $88	138	140	--
Net Loss	138	138	--

Full Year 2009 (Millions)
Year-to-date	Number of Shares		Interest addback (net of applicable profit
Earnings Level	Basic	Diluted	sharing and income taxes impact)
Over $328	129	143	$24
Between $212 - $328	129	139	$14
Under $212	129	130	--
Net Loss	129	129	--

These share count charts are based upon several assumptions including market stock price and number of shares outstanding.  The number of shares used in the actual EPS calculation will likely be different than those set forth above.

This update contains forward-looking statements that are not limited to historical facts, but reflect the Company’s current beliefs, expectations or intentions regarding future events. All forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. For examples of such risks and uncertainties, please see the risk factors set forth in the Company’s 2008 Form 10-K and its other securities filings, including any amendments thereto, which identify important matters such as the significant volatility in the cost of aircraft fuel, its transition to a new global alliance, the consequences of its high leverage and other significant capital commitments, its high labor and pension costs, delays in scheduled aircraft deliveries, service interruptions at one of its hub airports, disruptions to the operations of its regional operators, disruptions in its computer systems, and industry conditions, including the recession in the U.S. and global economies, the airline pricing environment, terrorist attacks, regulatory matters, excessive taxation, industry consolidation, the availability and cost of insurance, public health threats and the seasonal nature of the airline business. The Company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this update, except as required by applicable law.

Continental Airlines Fleet Plan

Includes Aircraft Operated by the Company or Operated on the
Company's Behalf Under a Capacity Purchase Agreement

October 21, 2009
	Total Qtr End 3Q09	Net Inductions and Exits	Total Year End 2009E	Net Inductions and Exits				Total Year End 2010E
		4Q09E		1Q10E	2Q10E	3Q10E	4Q10E
Mainline
777-200ER 767-400ER 767-200ER 757-300 757-200 737-900ER 737-900 737-800 737-700 737-500* 737-300*	20 16 10 17 41 28 12 117 36 34 7	- - - 1 - 2 - - - - (3)	20 16 10 18 41 30 12 117 36 34 4	- - - 3 - - - 4 - (3) (4)	2 - - - - - - 4 - - -	- - - - - - - 1 - - -	- - - - - 2 - - - - -	22 16 10 21 41 32 12 126 36 31 -
Total	338	-	338	-	6	1	2	347

Regional
ERJ-145 ERJ-135 CRJ200LR Q400 Q200	229 - 7 14 16	- - - - -	229 - 7 14 16	- - (7) - -	- - - - -	- - - - -	- - - 6 -	229 - - 20 16
Total	266	-	266	(7)	-	-	6	265

Total Count	604	-	604	(7)	6	1	8	612

* Final quantity and timing of 737-300 / 737-500 exits subject to change